Exhibit 24.2

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Arthur M. Siskind, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to the registration statement on Form F-3/S-3 of British Sky Broadcasting Group plc and others (SEC File No. 333-106837), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any other, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Signature	Date

Lord Rothschild OM GBE FB	/s/ Lord Rothschild OM GBE FB	November 12, 2004

James Murdoch	/s/ James Murdoch	November 12, 2004

Jeremy Darroch	/s/ Jeremy Darroch	November 12, 2004

David DeVoe	/s/ David DeVoe	November 12, 2004

Andy Higginson	/s/ Andy Higginson	November 12, 2004

Nicholas Ferguson